                                                                     EXHIBIT 2.2


                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION



- - - - - - - - - - - - - - - - - - - - - - - - - - x
                                                    :
In re:                                              :  Chapter 11
                                                    :
STERLING CHEMICALS HOLDINGS, INC., et al.,          :  Case No. 01-37805-H4-11
                                                    :
                   Debtors.                         :  Jointly Administered
                                                    :
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                              FIRST MODIFICATION TO
   JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE
              OF STERLING CHEMICALS HOLDINGS, INC., ET AL., DEBTORS


                               D. J. Baker
                               (Texas Bar No. 01566500)
                               Rosalie Walker Gray
                               (Texas Bar No. 20729020)
                               Alexandra Margolis
                               (Texas Bar No. 12978500)
                               Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                               New York, New York 10036-6522
                               Telephone: (212) 735-3000
                               Fax: (212) 735-2000

                               Jeffrey E. Spiers
                               (Texas Bar No. 18933950)
                               Timothy A. Davidson II
                               (Texas Bar No. 24012503)
                               Andrews & Kurth L.L.P.
                               600 Travis Street, Suite 4200
                               Houston, Texas 77002-2910
                               Telephone: (713) 220-4200
                               Fax: (713) 220-4285

Dated:  November 18, 2002      Attorneys for Sterling Chemicals Holdings, Inc.,
        Houston, Texas         et al., Debtors

                              FIRST MODIFICATION TO
   JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE
              OF STERLING CHEMICALS HOLDINGS, INC., ET AL., DEBTORS


                                  INTRODUCTION

         In accordance with Section 1129, Title 11, of the United States Code (the "Bankruptcy Code") and Section 12.4 of the Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code, of Sterling Chemicals Holdings, Inc., et al., Debtors, dated October 14, 2002 (the "Plan"), Sterling Chemicals Holdings, Inc., its subsidiary Sterling Chemicals, Inc., and its direct and indirect subsidiaries Sterling Chemicals Energy, Inc., Sterling Fibers, Inc., Sterling Chemicals International, Inc., Sterling Canada, Inc., Sterling Pulp Chemicals US, Inc., and Sterling Pulp Chemicals, Inc. (collectively, the "Debtors"), hereby modify the Plan as set forth below.

         The modifications are made with the consent of the Investor, the Unofficial Secured Noteholders Committee and the Creditors Committee.

         The modifications will not cause the Plan to fail to meet the requirements of Sections 1122 and 1123 of the Bankruptcy Code. Furthermore, the modifications are not material and will not adversely impact the rights of any parties in interest. Therefore, compliance with Section 1125 of the Bankruptcy Code is not required with respect to the modifications.

         Capitalized terms used herein but not defined have the meanings ascribed to such terms in the Plan.

                          MODIFICATION TO SECTION 6.11

         Section 6.11(a) of the Plan is modified to increase the size of the initial board of directors of Reorganized Sterling Chemicals, to reduce the number of directors to be designated by Investor, to provide for the joint designee of David G. Elkins and Richard K. Crump to serve as management directors, and to other make other technical changes necessary to comply with the corporation laws of the State of Delaware. Section 6.11(a) as modified shall read provide as follows:

                  (a) The existing senior officers of Sterling Chemicals shall serve initially in the same capacities after the Effective Date for Reorganized Sterling Chemicals. The initial board of directors of Reorganized Sterling Chemicals shall consist of nine (9) directors, to be designated as follows: (i) Investor shall be entitled to designate and appoint five (5) directors; (ii) the Creditors Committee shall be entitled to designate and appoint one director; (iii) the Unofficial Secured Noteholders Committee shall be entitled to designate and appoint one director; and (iv) Investor, the Creditors Committee and the Unofficial Secured Noteholders Committee shall jointly designate and appoint David G. Elkins and Richard K. Crump as the remaining two
         (2) directors. From and after the Effective Date, Investor shall continue to be entitled to elect a number of directors of Reorganized Sterling Chemicals in proportion to its equity ownership of Reorganized Sterling Chemicals (assuming the conversion into New SCI Common Shares of all New SCI Preferred Shares, as well as all other options, warrants or securities convertible into, or exercisable or exchangeable for, New SCI Common Shares), but in any event not less than a majority of such directors for so long as Investor (together with certain permitted transferees) holds at least 35% of the common stock of Reorganized Sterling Chemicals (on a fully diluted basis). The directors initially appointed by Investor, or thereafter elected by Investor, may only be removed (whether or not for cause) by, and any vacancy resulting from the death, resignation, or removal of any such director may only be filled by, the majority vote of those New SCI Preferred Shares. The director appointed solely by the Unofficial Secured Noteholders Committee shall serve only while the New SCI Notes are outstanding, and may only be removed (whether or not for cause) by, and any vacancy resulting from the death, resignation, or removal of such director may only be filled by, the holders of the New SCI Notes. The director appointed solely by the Creditors Committee shall serve for two (2) successive one-year terms, commencing on the Effective Date and terminating at the first annual meeting of shareholders held after the second anniversary of the Effective Date, and in the event of his removal (whether or not for cause), or in the event of any vacancy resulting from his death or resignation, he shall be replaced by a substitute board member to be designated by the Creditors Committee, upon whose removal, death or resignation there shall be no replacement. David G. Elkins and Richard K. Crump may only be removed (whether or not for cause) by, and any vacancy resulting from the death, resignation, or removal of either such director may only be filled by, the majority vote of the other directors then in office. The Persons designating board members of Reorganized Sterling Chemicals shall file with the Bankruptcy Court and give to the Debtors written notice of the identities of such members on a date that is not less than five (5) days prior to the Confirmation Hearing; provided, however, that if and to the extent that any such Person fails to file and give such notice, the Debtors shall designate, after consultation with such Person, the members of the board of directors of Reorganized Sterling Chemicals which such Person is entitled to designate by announcing their identities at the Confirmation Hearing.

                           MODIFICATION TO SECTION 7.1

         Section 7.1(a) of the Plan is modified in subpart (iii) to avoid a deemed assumption of an executory contract or unexpired lease in the event there is pending as of the Confirmation Date any motion relating to the disposition of the contract or lease. Section 7.1(a) as modified shall provide as follows:

                  (a) Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, each Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party unless such contract or lease (i) was previously assumed or rejected by such Debtor, (ii) previously expired or terminated pursuant to its own terms, or (iii) is the subject of any pending motion, including to assume, to assume on modified terms, to reject or to make any other disposition filed by a Debtor on or before the Confirmation Date. The Confirmation Order shall constitute an order of the Bankruptcy Court under Section 365(a) of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Effective Date.

                          MODIFICATION TO SECTION 12.10

         Section 12.10 of the Plan is modified to add a new subsection (c), intended to address certain concerns of the United States Environmental Protection Agency with respect to the scope of the discharge as applied to environmental liabilities and remedies. New Section 12.10(c) shall provide as follows:

                  (c) Nothing in this Section 12.10 shall release, discharge, or preclude any Claim that has not arisen as of the Effective Date that the United States Environmental Protection Agency or any state environmental agency may have against the Debtors or any remedies of the United States Environmental Protection Agency or any state environmental protection agency that are not within the definition of "claim" as set forth in Section 101(5) of the Bankruptcy Code.

                          MODIFICATION TO SECTION 12.12

         Sections 12.12(a) and 12.12(b) are modified at the request of the United States Environmental Protection Agency to except certain liabilities under federal or state environmental laws from the application of the exculpation provisions. Sections 12.12(a) and 12.12(b) as modified shall provide as follows:

                  (a) Neither the Debtors, the Reorganized Debtors, Investor, Resurgence, the Creditors Committee, the Unofficial Secured Noteholders Committee, nor any of their respective present or former members, officers, directors, or employees shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which are the result of fraud, gross negligence, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code, and except for liabilities under federal or state environmental laws (subject, however, to Section 12.10 of the Plan), and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                  (b) Notwithstanding any other provision of the Plan, no holder of a Claim or an Interest, no other party in interest, none of their respective agents, employees, representatives, advisors, attorneys, or affiliates, and none of their respective successors or assigns shall have any right of action against any Debtor, any Reorganized Debtor, Investor, Resurgence, the Creditors Committee, or the Unofficial Secured Noteholders Committee, or any of their respective present or former members, officers, directors, or employees for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which are the result of fraud, gross negligence, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code, and except for liabilities under federal or state environmental laws (subject, however, to Section 12.10 of the Plan).

                            MODIFICATION TO EXHIBIT A

         The Plan provides for the issuance of certain New SCI Notes as described on Exhibit A to the Plan. The Debtors have agreed to modify the description of the ranking of the New SCI Notes. The modified ranking provision on Exhibit A will read as follows:

"The New SCI Notes will be senior obligations of the Company." The Debtors are deleting the concept that the New SCI will be subordinate in right of payment to obligations under the New Credit Agreement. Exhibit A as so modified is attached hereto.

                            MODIFICATION TO EXHIBIT B

         The Plan provides for the issuance of certain New UC Notes as described on Exhibit B to the Plan. The Debtors have agreed to modify the description of the ranking of the New UC Notes. The modified ranking provision on Exhibit B will read as follows: "The New UC Notes will be senior obligations of the Company but will be subordinate in right of payment to obligations under the New SCI Notes." The Debtors are deleting the concept that the New UC Notes will be subordinate in right of payment to obligations under the New Credit Agreement. Exhibit B as so modified is attached hereto.

Dated:  November 18, 2002


                      Sterling Chemicals Holdings, Inc.
                      (for itself and on behalf of Sterling Chemicals, Inc. and the Subsidiary Debtors)

                      By:   /s/ David G. Elkins
                           ---------------------------------------------------

                      Name:  David G. Elkins
                      Title: President and Co-Chief Executive Officer

                      By:   /s/ Richard K. Crump
                           ---------------------------------------------------

                      Name:  Richard K. Crump
                      Title: Co-Chief Executive Officer

Kenneth M. Hale
Vice President and General Counsel
Sterling Chemicals Holdings, Inc., et al.
1200 Smith Street, Suite 1900
Houston, Texas 77002
Telephone: (713) 650-3700
Fax: (713) 654-9577

D. J. Baker
(Texas Bar No. 01566500)
Rosalie Walker Gray
(Texas Bar No. 20729020)
Alexandra Margolis
(Texas Bar No. 12978500)
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Telephone: (212) 735-3000
Fax: (212) 735-2000

Jeffrey E. Spiers
(Texas Bar No. 18933950)
Timothy A. Davidson II
(Texas Bar No. 24012503)
Andrews & Kurth L.L.P.
600 Travis Street, Suite 4200
Houston, Texas 77002-2910
Telephone: (713) 220-4200
Fax: (713) 220-4285

Attorneys for Sterling Chemicals Holdings, Inc., et al.

                               MODIFIED EXHIBIT A

                                       TO

   JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE
              OF STERLING CHEMICALS HOLDINGS, INC., ET AL., DEBTORS

                                  NEW SCI NOTES

                                Summary of Terms

Issue:                             Senior Secured Notes Series A

Issuer:                            Reorganized Sterling Chemicals

Initial Principal Amount:          An aggregate principal amount equal to the
                                   amount by which the Secured Noteholder Claim
                                   Amount exceeds the amount of Class 5 Proceeds distributed to holders of Old 12-3/8% Secured
                                   Note Claims under the Plan.

Interest Rate:                     10% per annum, if paid in cash, 13-3/8% per
                                   annum if paid in kind, payable semi-annually in arrears.

Payment of Interest:               At the sole option of Reorganized Sterling
                                   Chemicals, interest will be payable for the initial 24-month period from the date of issuance through the issuance of additional
                                   New SCI Notes of like tenor in an aggregate principal amount equal to the interest then due and payable at the rate per annum applicable to in kind payments of interest;
                                   provided, however, interest will be paid in cash if after giving effect to such payment
                                   Reorganized Sterling Chemicals would have excess cash of more than $15 million beyond its budgeted requirements.

Maturity:                          Five years from the date of original
                                   issuance.

Ranking: The New SCI Notes will be senior obligations of the Company.

Security:                          The New SCI Notes will be secured
                                   by first priority liens on the fixed assets of Reorganized Sterling Chemicals, subordinate and junior only to scheduled liens securing indebtedness existing as of the Effective Date, certain other liens existing as of the Effective Date, and customary ordinary course liens, as specified in the Indenture pursuant to which the New
                                   SCI Notes are issued.

Redemption:                        The New SCI Notes will be redeemable in whole
                                   at any time, and in part from time to time, at a price of 100% of the principal amount, plus accrued and unpaid interest to the repurchase date. In the event of a change of control of Reorganized Sterling Chemicals,
                                   Reorganized Sterling Chemicals shall be
                                   required to redeem the New SCI Notes at 101% of their face value, plus accrued and unpaid interest.

Events of Default:                 Customary for securities of this type.

Negative Covenants:                Customary for securities of this type,
                                   including, without limitation, a prohibition on payment of dividends, restrictions on capital expenditures (which will not be inconsistent with Reorganized Sterling
                                   Chemicals' business plan), and restrictions on use of asset sale proceeds.

                               MODIFIED EXHIBIT B

                                       TO

   JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE
              OF STERLING CHEMICALS HOLDINGS, INC., ET AL., DEBTORS

                                  NEW UC NOTES

                                Summary of Terms

Issue:                            Secured Notes Series B

Issuer:                           Reorganized Sterling Chemicals

Initial Principal Amount:         An aggregate principal amount equal to the
                                  amount of Class 5 Excess Proceeds distributed to holders of Old 12-3/8% Secured Note Claims.

Interest Rate:                    10% per annum, if paid in cash, 13-3/8% per
                                  annum if paid in kind, payable semi-annually in arrears.

Payment of Interest:              At the sole option of Reorganized Sterling
                                  Chemicals, interest will be payable for the initial 24-month period from the date of issuance through the issuance of additional
                                  New UC Notes of like tenor in an aggregate principal amount equal to the interest then due and payable at the rate per annum applicable to in kind payments of interest;
                                  provided, however, interest will be paid in cash only if interest on the New SCI Notes has been paid in cash and after giving effect to such payment, Reorganized Sterling Chemicals would have excess cash of more than $15 million beyond its budgeted requirements.
                                  After the initial 24-month period, interest shall be payable solely in cash.

Maturity:                         Five years from date of original issuance.

Ranking: The New UC Notes will be senior obligations of the Company but will be subordinate in right of payment to obligations under the New SCI Notes.

Security:                         The New UC Notes will be secured by second
                                  priority liens on the fixed assets of
                                  Reorganized Sterling Chemicals, subordinate and junior to the liens securing obligations under the New SCI Notes, scheduled liens securing indebtedness existing as of the Effective Date, certain other existing liens as of the Effective Date, and customary ordinary course liens, as specified in the Indenture pursuant to which the New UC Notes are issued.

Redemption:                       Provided that no New SCI Notes are
                                  outstanding, the New UC Notes will be
                                  redeemable in whole at any time, and in part from time to time, at a price of 100% of the principal amount, plus accrued and unpaid interest to the repurchase date. In the event of a change of control of Reorganized Sterling
                                  Chemicals, Reorganized Sterling Chemicals shall be required to redeem the New UC Notes at 101% of their face value, plus accrued and unpaid interest.

Events of Default:                Customary for securities of this type.

Negative Covenants:               Customary for securities of this type,
                                  including, without limitation, a prohibition on payment of dividends, restrictions on capital expenditures (which will not be inconsistent with Reorganized Sterling
                                  Chemicals' business plan), and restrictions on use of asset sale proceeds.


                                      B-i